Registration No. 333-_______

As filed with the United States Securities and Exchange Commission on May 2, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-0561070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 East Wisconsin Avenue Milwaukee, Wisconsin (Address of Principal Executive Offices)	53202 (Zip Code)

SENSIENT TECHNOLOGIES CORPORATION
2012 NON-EMPLOYEE DIRECTORS STOCK PLAN
 (Full title of the plan)

JOHN L. HAMMOND Senior Vice President, General Counsel and Secretary Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	Copy to: JOSEPH D. MASTERSON Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)

(414) 271-6755
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.10 par value per share	140,000 shares	$38.68	(2)	$5,415,200	(2)	$738.63

(1)
The Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan (the “Plan”) provides by its terms for the issuance of up to 140,000 shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”).  The Plan provides for possible adjustment of the number, type and/or exercise price of equity subject to outstanding awards in the event of certain capital or other changes affecting the Common Stock.  Thus, in addition to the above stated 140,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on April 29, 2013.

PART I

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Sensient Technologies Corporation (the “Registrant”) (Commission File No. 1-7626) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	The Registrant’s Current Reports on Form 8-K dated February 7, 2013, April 4, 2013, April 5, 2013 and April 25, 2013; and

(c)
The description of the Registrant’s common stock contained in Item 1 of its Registration Statement on Form 8-A, dated December 29, 1976, as amended and restated by Form 8, dated July 16, 1986, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the corporation or any other person) to which he or she was a party because he or she is a director or officer of the corporation. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty that he or she owed to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict  of interest; (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which he or she derived an improper personal profit; or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms in writing his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. The WBCL specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities.

     The WBCL also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.

     The Registrant’s By-laws contain provisions that generally parallel the indemnification provisions of the WBCL. The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 8.	Exhibits.

See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

....

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

....

(h)           Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*           *           *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 2, 2013.

Sensient Technologies Corporation
(Registrant)

By:	/s/ John L. Hammond
John L. Hammond
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth P. Manning and John L. Hammond, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity

/s/ Kenneth P. Manning	Chairman and Chief Executive Officer
Kenneth P. Manning	(Principal Executive Officer and Director)

/s/ Richard F. Hobbs	Senior Vice President and Chief Financial Officer
Richard F. Hobbs	(Principal Financial Officer)

/s/ Jeffrey T. Makal	Vice President, Controller and Chief Accounting Officer
Jeffrey T. Makal	(Principal Accounting Officer)

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Name	Capacity

/s/ Hank Brown	Director
Hank Brown

/s/ Edward H. Cichurski	Director
Edward H. Cichurski

/s/ Dr. Fergus M. Clydesdale	Director
Dr. Fergus M. Clydesdale

/s/ James A.D. Croft	Director
James A.D. Croft

/s/ William V. Hickey	Director
William V. Hickey

/s/ Paul Manning	Director
Paul Manning

/s/ Dr. Elaine R. Wedral	Director
Dr. Elaine R. Wedral

/s/ Essie Whitelaw	Director
Essie Whitelaw

*Each of these signatures is affixed as of May 2, 2013.

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Sensient Technologies Corporation
(the “Registrant”)
(Commission File No. 1-7626)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of the Registrant, adopted January 21, 1999, as amended as of April 21, 2005	Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
4.2	Amended and Restated By-Laws of the Registrant, as amended as of December 6, 2012	Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
4.3	Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan		X
5	Opinion of Quarles & Brady LLP		X
23.1	Consent of Ernst & Young LLP		X
23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5
24	Powers of Attorney		Contained in Signatures page to this Registration Statement

E-1